CLIENT:	WILSHIRE BANCORP, INC.
CONTACT:	Brian E. Cho, EVP & CFO
	213.387.3200	NEWS RELEASE
www.wilshirebank.com

WILSHIRE BANCORP POSTS NET INCOME OF $7.3 MILLION IN THE SECOND QUARTER;
LOANS INCREASE 17%, DEPOSITS RISE 11% AND CREDIT QUALITY IMPROVES

LOS ANGELES, CA - July 26, 2007 - Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company for Wilshire State Bank, today reported that its disciplined balance sheet growth strategy contributed to second quarter profits and improved loan quality. For the quarter ended June 30, 2007, net income was $7.3 million, or $0.25 per diluted share, compared to $8.4 million, or $0.29 per diluted share, in the second quarter of 2006. For the first six months of 2007, Wilshire earned $14.7 million, or $0.50 per diluted share, compared to $16.2 million, or $0.56 per diluted share, in the first half of 2006. Wilshire’s non-performing loans (NPLs) totaled 0.50% of loans at the end of June 2007, compared to 1.25% of loans three months earlier.

Wilshire’s performance measures remain strong compared to peer averages, despite being down from last year. In the second quarter of 2007, ROE was 18.15% and ROA was 1.47%, compared to 26.32% and 1.90%, respectively, in the second quarter of 2006. For the six months of 2007, ROE was 18.50% and ROA was 1.47%, compared to 26.36% and 1.87%, respectively, in the first half of 2006.

“We are continuing to operate under our modified balance sheet growth strategy that we implemented at the end of 2006 and are already seeing improved results,” stated Soo Bong Min, President and CEO. “As planned, our focus on non-time deposits and more strict lending policies led to controlled loan and deposit growth during the second quarter, combined with an improved net interest margin. Unfortunately, our clean-up process of the credit portfolio and our expansion resulted in similar profit levels in the second quarter compared to the first quarter, despite our overall improvements. Although our profit recovery was slightly delayed, we expect to be back on track later this year as our clean-up processes and our modified growth strategy both continue to materialize.”

“In July, we successfully continued our East Coast expansion. We added to our existing New York footprint by completing the acquisition of our New Jersey branch in Fort Lee, bringing our network to 19 branch locations and 7 SBA loan production offices,” added Min. “The Fort Lee branch is a key location in our plan to significantly grow our market share in the New York and New Jersey area. We also issued $25 million in trust preferred securities on July 10, 2007 to take advantage of recent favorable pricing. The proceeds will be used to support general business purposes and to help the Bank redeem its previously issued junior subordinated debentures later this year.”

“In the first quarter of 2007, four large loans totaling $13.1 million were placed in non-accrual status,” stated Brian Cho, EVP and Chief Financial Officer. “However, in the last 90 days, three of these loans were either paid off or brought current as planned, and only a $2.5 million loan remained more than 90 days past due at the end of second quarter of 2007.” As a result, total NPLs decreased substantially to $8.4 million, or 0.50% of gross loans at the end of June 2007, representing an $11.8 million decrease from $20.3 million, or 1.25% of loans, three months ago. NPLs were $4.7 million, or 0.32% of loans at the end of June 2006. Non-performing assets (NPAs) were $8.5 million, or 0.42% of total assets at quarter-end, compared to $20.4 million, or 1.02% of assets at the end of the first quarter of 2007, and $4.9 million, or 0.26% of assets at the end of June 2006.

“We enhanced our focus on credit quality during the quarter in an effort to clean up our existing portfolio, which resulted in an increase in net charge-offs to $1.8 million in the second quarter of 2007, compared to $108,000 in the second quarter a year ago. The majority of this increase was attributable to a $1.3 million charge-off, net of cash secured collateral and the guaranteed portion under the SBA program, from two troubled loans under the same borrower,” added Cho. The provision for loan losses in the second quarter increased to $4.5 million, compared to $1.6 million in the preceding quarter and $1.2 million in the second quarter a year ago. At June 30, 2007, the allowance for loan losses was $19.4 million, representing 1.16% of gross loans and 230% of NPLs.

New loan originations decreased 11% to $258.8 million in the second quarter of 2007, compared to $290.8 million in the second quarter of 2006. Net loans in the portfolio increased 17% to $1.65 billion at quarter-end, compared to $1.42 billion a year earlier, and assets grew to $2.04 billion at June 30, 2007, up 10% from $1.85 billion a year ago. Reflecting the strategy of moderate balance sheet growth, net loans increased 3%, and total assets and deposits increased 2% over the past three months.

“Deposit pricing remains competitive, especially in our primary Southern California market, where our main funding sources are time deposits and money market accounts,” said Min. “However, the New York metropolitan area is a very attractive market with great opportunities for loan growth and relatively low-cost deposits. With our planned fourth East Coast branch opening later this year and the continuing benefits from our campaign for non-time deposits, we believe we can continue to build market share and lower our overall deposit costs.”

(more)

WIBC - 2Q07 results
July 26, 2007

“Non-time deposits grew by $33 million in the second quarter while time deposits decreased by $2.8 million in the same period as a result of our continued core deposit campaign to generate more non-time deposits,” Cho said. “While substantial changes in our deposit mix will take time, we will continue to decrease our dependence on CDs.” Total deposits grew 11% to $1.77 billion at June 30, 2007, compared to $1.59 billion a year ago. Non-time deposits grew by 11% to $825 million over the course of the year ended June 30, 2007, while time deposits grew 12% to $941 million for the same period. In the second quarter of 2007, the net interest margin improved to 4.52%, compared to 4.10% in the preceding quarter, but lower than 4.74% in the second quarter of 2006. For the first half of 2007, net interest margin was 4.31% compared to 4.56% in the first half of 2006.

In the second quarter of 2007, interest income was up 14% while interest expense was up 22% over the same quarter of 2006. Net interest income grew 8% to $20.9 million, from $19.4 million in the second quarter of 2006. While service fees on deposits grew by 3%, other operating income was down 4% to $6.3 million, compared to $6.6 million in the second quarter a year ago, due to the decrease of SBA loan sales in the second quarter of 2007.

“Although our expanded office network increased overall SBA loan production levels, the production of available-for-sale loans guaranteed under the SBA 7(a) program decreased, reflecting the industry trend toward SBA 504 program loans. Our somewhat reduced 7(a) guarantee loan production in the second quarter of 2007, coupled with the lowered sales premium on SBA loans, resulted in a 24% decline in gain on sale of loans as compared with the $3.1 million gain in the same quarter a year ago,” Cho said. Despite additional overhead expenses associated with the integration of the New York branches, other operating expenses were $10.6 million, the same as the second quarter a year ago.

In the six-month period ended June 30, 2007, net interest income was $39.9 million, up 9% from $36.7 million in the first half of last year. Other operating income was $11.5 million, a 7% decrease from $12.3 million in the first six months of 2006, due to the decrease of SBA loan sales in the first half of 2007. Other operating expenses in the first half of 2007 were up 8% to $21.1 million, compared to $19.5 million in the first half of 2006.

“We have kept our operating expenses in line throughout our New York expansion, and as a result we were able to improve our efficiency ratio substantially over the last quarter,” Min said. “We hope to maintain a targeted efficiency ratio of around 40%.” The efficiency ratio improved to 38.95% in the second quarter of 2007, compared to 40.81% in the same quarter a year ago. Year-to-date, the efficiency ratio was 41.06%, compared to 39.71% in the same period a year ago.

At June 30, 2007, shareholders’ equity was $163 million, up 22% from $133 million a year earlier, and book value was $5.54 per share, compared to $4.56 a year prior. Capital ratios continue to exceed the “Well Capitalized” guidelines established by regulatory agencies.

Management will host its quarterly conference call today, July 26, at 1:00 p.m. PDT (4:00 p.m. EDT). Investment professionals are invited to participate in the call by dialing 1-866-713-8395 using passcode 13015459. Current and prospective shareholders are also invited to listen to the live or archived call at www.wilshirebank.com or www.earnings.com.

Wilshire Bancorp and its subsidiary, Wilshire State Bank, have received significant accolades for growth, performance and profitability from Wall Street and the banking industry:

•	April 2007 - ranked third by US Banker in its list of Top 200 Mid-Tier Banks, based on three-year average ROE.

•	January 2007 - US Banker ranked Wilshire eighth among the Top 25 Banks of 2007, Soo Bong Min was third on the list of the Top 10 CEOs, and Brian Cho was first among the Top 10 CFOs.

•	September 2006 - ranked third by US Banker in its list of Top 100 Mid-Tier Banks, based on three-year average ROE.

•	Fortune named Wilshire the 70th fastest-growing public company in the nation.

•	Ranked second by five-year total return of all banks and thrifts nationally by Ryan Beck & Co.

•
August 2006 - Sandler O’Neill’s Bank and Thrift Sm-All Stars - Class of 2006 recognized 34 of the 573 publicly traded institutions with assets of less than $2 billion, focusing on growth, profitability, credit quality and capital strength. Wilshire is one of only nine companies that Sandler has named each year since the list’s inception in 2004.

•	April 2006 - Wilshire Bancorp was added to the Standard & Poor’s SmallCap 600 index.

•	January 2006 - US Banker named Wilshire third in its All-Star Lineup - The Top 20 Banks of 2006, based on ROE.

Headquartered in Los Angeles, Wilshire State Bank operates 19 branch offices in California, Texas, New Jersey and New York, and seven loan production offices in San Jose, Seattle, Las Vegas, Houston, Atlanta, Denver, and Annandale (in Virginia), and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

(more)

WIBC - 2Q07 results
July 26, 2007

CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited) (dollars in thousands, except per share data)

	Quarter Ended	Three Month	Quarter Ended	One Year	Quarter Ended
	June 30, 2007	Change	March 31, 2007	Change	June 30, 2006
INTEREST INCOME
Interest on Loans & Leases	$36,584	8%	$33,901	16%	$31,626
Interest on Securities	2,342	5%	2,239	5%	2,238
Interest on Federal funds sold	578	-62%	1,509	-25%	773
Total Interest Income	39,504	5%	37,649	14%	34,637

INTEREST EXPENSE
Deposits	17,243	-1%	17,362	26%	13,645
FHLB Advances and Other	1,345	2%	1,314	-13%	1,554
Total Interest Expense	18,588	0%	18,676	22%	15,199

Net Interest Income	20,916	10%	18,973	8%	19,438
Provision for Loan Losses	4,500	176%	1,630	275%	1,200
Net Interest Income After Provision for Loan Losses	16,416	-5%	17,343	-10%	18,238

OTHER OPERATING INCOME
Fees on Deposits	2,505	10%	2,287	3%	2,441
Gain on Sales of Loans	2,334	29%	1,809	-24%	3,055
Other	1,472	32%	1,114	36%	1,084
Total Other Operating Income	6,311	21%	5,210	-4%	6,580

OPERATING EXPENSES
Salaries and Employee Benefits	5,703	0%	5,698	-4%	5,965
Occupancy & Equipment	1,300	2%	1,270	21%	1,072
Other	3,603	2%	3,535	1%	3,580
Total Other Operating Expenses	10,606	1%	10,503	0%	10,617

Income Before Taxes	12,121	1%	12,050	-15%	14,201
Income Tax	4,775	1%	4,733	-17%	5,786
NET INCOME	$7,346	0%	$7,317	-13%	$8,415

Per Share Data
Basic Earnings Per Common Share	$0.25	0%	$0.25	-14%	$0.29
Earnings Per Share – Assuming Dilution	$0.25	0%	$0.25	-14%	$0.29
Weighted Average Shares Outstanding	29,370,096		29,346,442		28,911,555
Weighted Average Shares Outstanding Including
Dilutive Effect Of Stock Options	29,662,046		29,517,299		29,278,179

(more)

WIBC - 2Q07 results
July 26, 2007

CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited) (dollars in thousands, except per share data)

	Six Months Ended	One Year	Six Months Ended
	June 30, 2007	Change	June 30, 2006
INTEREST INCOME
Interest on Loans & Leases	$70,485	19%	$59,275
Interest on Securities	4,581	14%	4,014
Interest on Federal funds sold	2,087	-13%	2,389
Total Interest Income	77,153	17%	65,678

INTEREST EXPENSE
Deposits	34,605	34%	25,898
FHLB Advances and Other	2,659	-13%	3,064
Total Interest Expense	37,264	29%	28,962

Net Interest Income	39,889	9%	36,716
Provision for Loan Losses	6,130	171%	2,260
Net Interest Income After Provision for Loan Losses	33,759	-2%	34,456

OTHER OPERATING INCOME
Fees on Deposits	4,792	4%	4,596
Gain on Sales of Loans	4,144	-23%	5,405
Other	2,586	10%	2,343
Total Other Operating Income	11,522	-7%	12,344

OPERATING EXPENSES
Salaries and Employee Benefits	11,401	2%	11,221
Occupancy & Equipment	2,570	31%	1,968
Other	7,138	13%	6,291
Total Other Operating Expenses	21,109	8%	19,480

Income Before Taxes	24,172	-12%	27,320
Income Tax	9,509	-14%	11,082
NET INCOME	$14,663	-10%	$16,238

Per Share Data
Basic Earnings Per Common Share	$0.50	-12%	$0.56
Earnings Per Share – Assuming Dilution	$0.50	-11%	$0.56
Weighted Average Shares Outstanding	29,358,335		28,813,332
Weighted Average Shares Outstanding Including
Dilutive Effect Of Stock Options	29,641,359		29,194,021

(more)

WIBC - 2Q07 results
July 26, 2007

CONSOLIDATED BALANCE SHEET	June 30,	Three Month	March 31,	One Year	June 30,
(unaudited)(dollars in thousands, except share data)	2007	Change	2007	Change	2006
ASSETS:
Noninterest-Earning Demand Deposits and Cash on Hand	$70,949	7%	$66,218	-2%	$72,585
Federal Funds Sold and Other Cash Equivalents	25,004	-66%	74,003	-67%	76,003
Total Cash and Cash Equivalents	95,953	-32%	140,221	-35%	148,588

Interest-Bearing Deposits in Other Financial Institutions	-	0%	-	-100%	500
Securities Available For Sale	195,103	14%	171,791	4%	188,272
Securities Held To Maturity	11,603	-21%	14,612	-44%	20,835
Total Securities	206,706	11%	186,403	-1%	209,607

Loans & Leases Receivable	1,673,044	4%	1,615,355	17%	1,434,135
Allowance For Loan Losses	19,378	13%	17,214	18%	16,358
Loans & Leases Receivable, Net	1,653,666	3%	1,598,141	17%	1,417,777

Accrued Interest Receivable	10,097	5%	9,591	16%	8,728
Acceptance	4,238	49%	2,846	47%	2,879
Other Real Estate Owned	-	0%	-	-100%	242
Premises and Equipment	10,205	-2%	10,396	3%	9,940
Federal Home Loan Bank (FHLB) Stock, at Cost	8,476	11%	7,652	15%	7,346
Cash surrender value of Life Insurance	15,931	1%	15,784	3%	15,397
Goodwill	6,675	0%	6,675	-1%	6,767
Core Deposit Intangible	1,446	-3%	1,489	-11%	1,619
Other Assets	26,123	19%	21,885	5%	24,924
TOTAL ASSETS	$2,039,516	2%	$2,001,083	10%	$1,853,814

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Non-interest Bearing Demand Deposits	$327,400	3%	$317,533	-5%	$345,019
Savings & NOW Deposits	53,820	6%	50,559	17%	45,821
Money Market Deposits	443,825	5%	423,926	25%	355,787
Time Deposits in denomination of $100,000 or more	791,723	0%	788,950	14%	695,657
Other Time Deposits	149,157	-4%	154,715	1%	148,160
Total Deposits	1,765,925	2%	1,735,683	11%	1,590,444

FHLB Advances	20,000	0%	20,000	-56%	45,000
Acceptance	4,238	49%	2,846	47%	2,879
Subordinated Debentures	61,547	0%	61,547	0%	61,547
Accrued Interest and Other Liabilities	25,219	6%	23,821	19%	21,163
Total Liabilities	1,876,929	2%	1,843,897	9%	1,721,033

STOCKHOLDERS’ EQUITY:
Common Stock - No Par Value-Authorized, 80,000,000 Shares Issued
and Outstanding 29,371,696, 29,368,896 and 29,120,370 Shares, Respectively	50,733	0%	50,635	5%	48,505
Retained Earnings	112,564	6%	106,687	31%	86,135
Accumulated Other Comprehensive Loss, Net of Taxes	(710)	422%	(136)	-62%	(1,859)
Total Stockholders’ Equity	162,587	3%	157,186	22%	132,781

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,039,516	2%	$2,001,083	10%	$1,853,814

(more)

WIBC - 2Q07 results
July 26, 2007

AVERAGE BALANCES
(unaudited)(dollars in thousands)	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Average Assets	$1,996,898	$1,991,923	$1,774,172	$1,994,399	$1,738,821
Average Equity	$161,855	$155,100	$127,895	$158,496	$123,208
Average Net Loans (includes LHFS)	$1,621,006	$1,551,416	$1,377,679	$1,586,403	$1,322,633
Average Deposits	$1,724,088	$1,731,159	$1,512,128	$1,727,604	$1,478,548
Average Time Deposits in denomination of $100,000 or more	$783,100	$803,630	$657,744	$794,060	$653,548
Average Interest Earning Assets	$1,851,415	$1,851,423	$1,642,050	$1,851,419	$1,611,779

CONSOLIDATED FINANCIAL RATIOS	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
(unaudited)(dollars in thousands, except per share data)	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Annualized Return on Average Assets	1.47%	1.47%	1.90%	1.47%	1.87%
Annualized Return on Average Equity	18.15%	18.87%	26.32%	18.50%	26.36%
Efficiency Ratio	38.95%	43.43%	40.81%	41.06%	39.71%
Annualized Operating Expense/Average Assets	2.12%	2.11%	2.39%	2.12%	2.24%
Annualized Net Interest Margin	4.52%	4.10%	4.74%	4.31%	4.56%
Tier 1 Leverage Ratio	10.28%	10.00%	9.63%
Tier 1 Risk-Based Capital Ratio	12.36%	12.07%	11.35%
Total Risk-Based Capital Ratio	14.22%	13.80%	13.53%
Book Value Per Share	$5.54	$5.35	$4.56

ALLOWANCE FOR LOAN LOSSES	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
(unaudited) (dollars in thousands)	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Balance at Beginning of Period	$17,214	$18,654	$14,870	$18,654	$13,999
Provision for Loan Losses	$4,500	$1,630	$1,200	$6,130	$2,260
Allowance for loan losses acquired in LBNY acquisition	$-	$-	$601	$-	$601
Less Charge Offs (Net Recoveries)	$1,757	$2,695	$108	$4,452	$186
Less: Provision for (recapture of) losses on off balance sheet item	$579	$375	$205	$954	$316
Balance at End of Period	$19,378	$17,214	$16,358	$19,378	$16,358
Loan Loss Allowance/Gross Loans	1.16%	1.07%	1.14%
Loan Loss Allowance/Non-performing Loans	230.33%	85.01%	351.53%
Loan Loss Allowance/Total Assets	0.95%	0.86%	0.88%
Loan Loss Allowance/Non-performing Assets	228.35%	84.54%	334.19%

NON-PERFORMING ASSETS
(net of guaranteed portion)	June 30, 2007	March 31, 2007	June 30, 2006
Accruing Loans - 90 Days Past Due	1,077	2,603	901
Non-accrual Loans	7,336	17,647	3,752
Restructured Loans	-	-	-
Total Non-performing Loans	8,413	20,250	4,653
Total Non-performing Loans/Gross Loans	0.50%	1.25%	0.32%
Repossesed Vehicles	73	112	-
OREO	-	-	242
Total Non-performing Assets	$8,486	$20,362	$4,895
Total Non-performing Assets/Total Assets	0.42%	1.02%	0.26%

(more)

WIBC - 2Q07 results
July 26, 2007

www.wilshirebank.com

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

NOTE: Transmitted on Prime Newswire at 3:30 a.m. PDT on July 26, 2007.